Exhibit 10.1

PARTICIPATION SCHEDULE

April 19, 2013

Donna J. Blank

We are offering you the opportunity to become a Participant in the National Financial Partners Corp. 2012 Change in Control Severance Plan (the “Plan”) effective as of May 3, 2013, the termination date of the National Financial Partners Corp. Change in Control Severance Plan (the “Original Plan”). All defined terms used herein shall have the meaning ascribed to them in the Plan.

As a condition to your participation in the Plan, you must execute this Participation Schedule evidencing your agreement to be bound by all the terms of the Plan, including, without limitation, the provisions of Article 11 thereof.

Except as may be provided under any other agreement between you and the Company, your employment by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to change the status of your employment, or to change the policies of the Company regarding termination of employment.

For purposes of the Plan, your participation shall be determined based upon the following:

(a)	Severance Factor: Two (2)

(b)	Benefit Continuation Period: 24 months

Executed as of this 26th day of April, 2013.

/s/ Donna J. Blank
Donna J. Blank
Participant

NATIONAL FINANCIAL PARTNERS CORP.

/s/ Jessica M. Bibliowicz
By:	Jessica M. Bibliowicz
Title:	Chairman and Chief Executive Officer